Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES MINIMUM CONDITION

SATISFIED FOR EXCHANGE OFFER

CLAYTON, MO, July 10, 2006 -- Olin Corporation (NYSE: OLN) announced today that, as of 5:00 P.M. New York City time, on July 10, 2006, the amount of its outstanding 9.125% Senior Notes due 2011 (the "2011 Notes") tendered in exchange for a new series of notes due 2016, exceeded the $75,000,000 minimum condition of that exchange offer. As a result, and in accordance with the exchange offer, any 2011 Notes that have been tendered as of the date of this announcement, and any 2011 Notes tendered after such time, may not be withdrawn.

The total exchange price of the outstanding notes will be calculated as of 2:00 P.M., New York City time, on July 12, 2006, as described in the Offering Memorandum dated June 26, 2006 and the related letter of transmittal, unless the early participation date of July 11, 2006 is extended.

The exchange offer is limited to holders of outstanding notes that have certified certain matters to Olin, including their status as "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act of 1933. The exchange offer is scheduled to expire at 5:00 P.M., New York City time, on July 25, 2006, unless extended.

The new notes will not be registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

2006 -- 11